Exhibit 23.1

                       CONSENT OF INDEPENDENT AUDITOR


We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-87722) pertaining to the Old Second Bancorp, Inc. Long-Term Incentive Plan of our report dated January 16, 1998, with respect to the consolidated financial statements of Old Second Bancorp, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 1997.

We also consent to the incorporation by reference in the Registration
Statement (Form S-3 No. 333-31049) pertaining to the registration of shares of Old Second Bancorp, Inc. common stock received in the Maple Park
Bancshares, Inc. merger of our report dated January 16, 1998, with respect to the consolidated financial statements of Old Second Bancorp, Inc.
included in the Annual Report (Form 10-K) for the year ended December 31, 1997.

                                        /s/ Ernst & Young LLP

Chicago, Illinois
March 27, 1998


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